Exhibit 99.1

Scott Kirk Joins Argo Group as Chief Financial Officer

HAMILTON, Bermuda – February 8, 2021 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an underwriter of specialty insurance, today announced that Scott Kirk has been appointed as chief financial officer, effective March 1, 2021.

“Scott’s deep expertise in the specialty insurance business and vast experience in finance is a strong fit for Argo as we look to pursue profitable growth and increased shareholder value,” said Argo Group Board Chairman Thomas A. Bradley. “We are confident in Scott’s leadership and proud to have him on the team.”

Kirk will succeed Jay Bullock, whose planned departure from the company was announced last year, pending the identification of a successor.

“Scott has a tremendous background serving in similar roles within the specialty insurance industry,” said Argo Group Chief Executive Officer Kevin Rehnberg. “This is an exciting time to join Argo as we build on and execute plans to continue to grow as a leading U.S.-focused specialty insurer.

“We would like to thank Jay for his long tenure and numerous contributions to the company. We wish him all the best in the future.”

Kirk joins Argo from Aspen Insurance Holdings Limited, where he served as chief financial officer from 2014 to April 2020. Prior to that, Kirk served in several senior finance roles from 2007 to 2014, including as chief financial officer of Aspen’s insurance business. Before joining Aspen, Kirk held several senior finance roles at Endurance Specialty Holdings Ltd. between 2002 and 2007, including financial controller for the company’s U.K. operations and group head of internal audit. Having graduated from Queensland University of Technology, he started his career as an auditor at KPMG, Brisbane. He is a member of the Institute of Chartered Accountants in England, Wales and Australia.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS LTD. Argo Group International Holdings, Ltd. (“Argo”) (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated ‘A-’ by Standard & Poor’s. Argo’s insurance subsidiaries are rated ‘A-’ by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

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Brett Shirreffs

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brett.shirreffs@argogroupus.com

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David Snowden

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david.snowden@argogroupus.com